Exhibit 99.1

K-Swiss Reports Third Quarter Results

WESTLAKE VILLAGE, Calif.--(BUSINESS WIRE)--November 4, 2010--K•Swiss Inc. (NASDAQ: KSWS) today announced results for the third quarter ended September 30, 2010. The sale of Royal Elastics on April 30, 2009, is accounted for as a discontinued operation in the Company’s financial results and is excluded from futures orders data for the prior-year periods.

Financial Results

Net loss for the third quarter of 2010 was $28,334,000, or $0.80 per diluted share, compared with a net loss of $2,884,000, or $0.08 per diluted share, for the prior-year period. Results for the third quarter of 2010 include a $20,222,000 valuation allowance taken against the Company’s U.S. deferred tax assets (see separate discussion below), resulting in income tax expense of $13,993,000 in the third quarter compared with an income tax benefit of $1,581,000 in the prior-year period. Net loss for the nine months ended September 30, 2010, was $47,577,000, or $1.35 per diluted share, compared with a net loss of $15,474,000, or $0.44 per diluted share, for the nine months ended September 30, 2009. Results for the nine-month 2010 period include the valuation allowance noted above, resulting in income tax expense for the period of $8,152,000 compared with an income tax benefit of $5,058,000 in the prior-year period. Results for the nine-month 2009 period also includes a pre-tax non-operating loss of $2,616,000, or $0.08 per diluted share (after tax), from the acquisition of the remaining interest in Palladium SAS in June 2009, and a pre-tax gain of $1,367,000, or $0.03 per diluted share (after tax), from the sale of Royal Elastics in April 2009.

For the third quarter of 2010, total worldwide revenues decreased 12.8% to $61,621,000 compared with $70,633,000 in the prior-year period. Domestic revenues increased 13.2% to $27,142,000 in the third quarter, and international revenues decreased 26.1% to $34,479,000 for the same period. Total worldwide revenues for the first nine months of 2010 decreased 12.3% to $174,322,000 compared with $198,709,000 in the first nine months of 2009. Domestic revenues decreased 11.2% to $73,786,000 in the first nine months of 2010, and international revenues decreased 13.0% to $100,536,000.

Futures Orders

Worldwide futures orders with start ship dates from October 2010 through March 2011 increased 17.5% to $79,915,000 at September 30, 2010. Domestic futures orders increased 50.9% to $34,894,000 at September 30, 2010, from $23,121,000 the previous year. International futures orders increased 0.3% to $45,021,000 at September 30, 2010, from $44,875,000 the previous year.

Valuation Allowance on Deferred Tax Assets

K•Swiss has previously disclosed that should it be unable to substantiate evidence for realizing the benefit of the Company’s deferred tax assets in the second half of 2010, it might be required to establish a reserve against these deferred tax assets. The Company has concluded that it cannot prove that it is “more likely than not” that the Company’s U.S. deferred tax assets will be realized in the future and, therefore, the Company recognized a tax valuation allowance of $20,222,000 against the U.S. deferred tax assets in the third quarter of 2010.

Steven Nichols, Chairman of the Board and President, stated, “While the results over the last couple of years have been dismal, there are an increasing number of ‘green shoots’ of promise that Spring will in fact come in 2011. Our domestic futures orders are up 50% and positive worldwide, which could be an acknowledgement that our three years of investing in innovative product and brand positioning might pay off.”

2010 Guidance

For 2010, the Company expects full year consolidated revenues to be 5% to 10% less than 2009.

Consolidated gross margin is expected to be approximately 41% compared with 35.8% in 2009 due to expected lower closeout sales during 2010 compared with 2009.

Selling, general & administrative expenses are expected to be $138 million to $144 million due to increased marketing expenditures. These expenditures will be continually evaluated and could change over time, including the possibility of even greater marketing expenditures depending on available branding opportunities.

The tax rate is projected to be approximately 16%, compared with a previous expectation of a tax benefit rate of 25%.

Investor Conference Call and Web Simulcast

K•Swiss will conduct a conference call on its third quarter 2010 results today, at 11:00 a.m. ET. The number to call for this interactive teleconference is (212) 231-2902. A replay of this conference call will be available until November 11, 2010, by dialing (402) 977-9140 and entering the passcode, 21464003.

The Company will also provide an online Web simulcast and rebroadcast of this conference call. The live broadcast of K•Swiss' quarterly conference call will be available online at www.streetevents.com and www.earnings.com today, beginning at 11:00 a.m. ET. The online replay will follow shortly after the call and continue through November 11, 2010.

Founded more than forty years ago in Van Nuys, California, K•Swiss introduced the first all-leather tennis shoe, the K•Swiss "Classic" in 1966. Since its inception, K•Swiss has rooted itself in California Sport with an aim to be the most inspiring and innovative sports brand in the market. Today the Company offers performance and lifestyle footwear and apparel for several categories under its California Sports umbrella including Tennis Heritage, California Fit (Running, Triathlon and Fitness) and California Youth. K•Swiss also designs, develops and markets footwear under the Palladium brand and owns the FORM Athletics brand. For more information about K•Swiss, visit www.kswiss.com.

Certain matters discussed in this press release are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to: the ability to adequately replace lost manufacturing capacity in Thailand, non-achievement of the assumptions discussed herein, general and regional economic conditions, availability of credit, industry trends, merchandise trends, including market acceptance of the Company's product offerings, customer demand, competition, the impact of terrorism and/or a potential global conflict on the worldwide economy, dependence on large customers and credit concentrations and order cancellations and reduced sales resulting from a deepening of the current worldwide recession. A complete description of these factors, as well as others which could affect the Company's business, is set forth in the Company's periodic filings, including its Form 10-Q for the quarter ended September 30, 2010, which is currently on file with the SEC. Futures orders as of any date, represents orders scheduled to be shipped within the next six months. Futures orders as of a certain date do not include orders scheduled to be shipped on or prior to that date. The mix of "futures" and "at-once" orders can vary significantly from quarter to quarter and year to year and, therefore, "futures" are not necessarily indicative of revenues for subsequent periods.

K•Swiss Inc. Consolidated Statements of Earnings/Loss
(In thousands, except earnings per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Revenues	$61,621	$70,633	$174,322	$198,709
Cost of goods sold	36,519	44,341	103,048	127,865
Gross profit	25,102	26,292	71,274	70,844
Selling, general and administrative expenses	39,246	30,329	107,549	90,609
Operating loss	(14,144)	(4,037)	(36,275)	(19,765)
Other expense, net	-	(486)	(3,320)	(1,249)
Interest income (expense), net	(197)	354	170	698
Loss before income tax expense (benefit) and discontinued operations	(14,341)	(4,169)	(39,425)	(20,316)
Income tax expense (benefit)	13,993	(1,581)	8,152	(5,058)
Loss before discontinued operations	(28,334)	(2,588)	(47,577)	(15,258)
Loss from discontinued operations, less applicable income tax	-	(296)	-	(216)
Net loss	$(28,334)	$(2,884)	$(47,577)	$(15,474)
Basic loss per share	$(0.80)	$(0.08)	$(1.35)	$(0.44)
Diluted loss per share	$(0.80)	$(0.08)	$(1.35)	$(0.44)
Weighted average number of shares outstanding
Basic	35,246	34,999	35,192	34,909
Diluted	35,246	34,999	35,192	34,909

K•Swiss Inc. Condensed Balance Sheets
(In thousands)

			September 30,
			2010	2009
ASSETS			(Unaudited)
CURRENT ASSETS
Cash and cash equivalents			$44,116	$138,098
Restricted cash and cash equivalents and restricted investments available for sale			24,373	22,270
Investments available for sale			71,637	31,197
Accounts receivable, net			44,174	41,975
Inventories			55,292	51,419
Prepaid expenses and other current assets			4,523	2,381
Income taxes receivable			14,865	-
Deferred income taxes			-	6,660
Total current assets			258,980	294,000
PROPERTY, PLANT AND EQUIPMENT, NET			21,156	22,619
OTHER ASSETS
Intangible assets			18,269	20,226
Deferred income taxes			3,320	13,527
Other			10,120	8,801
Total other assets			31,709	42,554
			$311,845	$359,173

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Bank lines of credit and current portion of long-term debt			$5,416	$7,749
Trade accounts payable			15,327	9,497
Accrued income taxes payable			165	382
Accrued liabilities			16,599	14,539
Total current liabilities			37,507	32,167
OTHER LIABILITIES
Long-term debt			436	780
Other liabilities			13,757	12,966
Contingent purchase price			5,857	-
Total other liabilities			20,050	13,746
STOCKHOLDERS' EQUITY			254,288	313,260
			$311,845	$359,173

CONTACT:
K•Swiss Inc.
George Powlick
Chief Financial Officer
818-706-5100